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                                                                  EXHIBIT 10.1



                             EMPLOYMENT AGREEMENT


        For good and valuable consideration, the receipt of which is hereby acknowledged, Frontier Corporation (the "Company") and John M. Zrno (the "Employee") agree to the following terms of employment, which shall commence on the Closing Date of the Merger of Frontier Subsidiary One, Inc. ("Sub") into ALC Communications Corporation ("ALC") as contemplated by an Agreement and Plan of Merger dated as of April 9, 1995 among the Company, Sub and ALC (the "Merger Agreement"). Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement. The term "Company" used in the Restated Employment Agreement shall of the Closing Date mean Frontier Corporation and, as applicable, its subsidiaries.

1. This Agreement incorporates by reference all of the term and conditions set forth in the Amended and Restated Employment Agreement dated as of January 7, 1994, as amended as of August 23, 1994 and October 21, 1994 between the Employee and ALC (the "Restated Employment Agreement"), except as specifically modified herein, it being the understanding of the parties that the terms set forth below shall take precedence over any inconsistent provision in the Restated Employment Agreement.

2. Notwithstanding any provision of the Restated Employment Agreement, as of the Closing Date, the Employee's position with the Company shall be as its Vice Chairman of the Board of Directors. The Employee's compensation shall be an annual salary of $300,000. If the Employee has not retired or otherwise voluntarily terminated his employment within six months following the Closing Date, the Employee shall be provided grants of stock options and a bonus under the Company's short term incentive compensation program as determined by the Company's Board of Directors. In such event, the Employee shall also be eligible to participate in the Company's retirement and pension plans currently maintained by the Company for its executive employees on terms to be approved by the Board of Directors.

3. Section 1.2(iii) of the Restated Employment Agreement is hereby deleted. The Company and the Employee agree that the Employee shall be able to work from an office in a location that is mutually agreeable to the Company and the Employee, and the Company and the Employee shall determine together whether and when relocation is appropriate. If the Company designates a work location other than the current location of ALC's headquarters, the Employee agrees to spend an amount of time reasonable under the circumstances working at such designated work location.

4.  The following shall be added to Section 5 of the Restated Employment
Agreement: For a period of 24 months following the Closing Date, the Employee covenants and agrees that he shall not be a full time consultant, agent, representative or employee of LCI Communications, Inc., LDDS Corporation or Cable & Wireless, Inc. (the


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